Exhibit 99.2

HERSHA HOSPITALITY TRUST CLOSES ON NON-CORE PORTFOLIO SALE

- Generates Gross Proceeds of $158.6 Million -

PHILADELPHIA, PA—December 19, 2013 -- Hersha Hospitality Trust (NYSE: HT, “Hersha” or “the Company”), owner of upscale hotels in urban gateway markets, announced that the Company has closed on the sale of 12 of 16 hotels included within the non-core hotel portfolio the Company previously announced in September 2013.   The sale of the 12 hotels generated gross proceeds, prior to customary closing and transaction costs payable by the Company, of approximately $158.6 million.  Proceeds from the sale of the 12 hotels were used to repay approximately $33.0 million of mortgage debt.

Hersha has continued to effectively recycle capital and reinvest the proceeds from the non-core portfolio sale into higher growth assets on the West Coast and in Miami.   The Company recently announced that it entered into agreements to purchase the Hotel Oceana in Santa Barbara and the Autograph Portfolio in Miami’s South Beach.  Additionally, the Company continues to consider stock buybacks as a use of proceeds under its previously announced stock re-purchase program.

The Company expects to complete the sale of the remaining four hotels by the end of the first quarter of 2014, pending completion of the CMBS loan assumption process.  However, no assurance can be given that these hotels will be sold within the expected time frame or at all.  When the remaining four hotels are sold, the non-core portfolio sale will complete Hersha’s portfolio transformation into a pure play urban transient-focused collection of hotels with exposure to some of the highest demand gateway markets in the United States.

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Hersha Hospitality Trust (HT) is a self-advised real estate investment trust in the hospitality sector, which owns and operates high quality upscale hotels in urban gateway markets.  The Company’s 50 hotels totaling 7,900 rooms are located in New York, Boston, Philadelphia, Washington, DC, Miami and select markets on the West Coast.  The Company’s shares are traded on The New York Stock Exchange-Euronext under the ticker “HT”. For more information on the Company, and the Company’s hotel portfolio, please visit the Company's website at www.hersha.com.

Forward Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the expected timing with respect to the sale of the remaining four hotels in the non-core hotel portfolio, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those reflected in the forward-looking statement. For a description of these factors, please review the information under the heading “Risk Factors” included in Hersha Hospitality Trust’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the U.S. Securities Exchange Commission.

Contact:Ashish Parikh, Chief Financial Officer

Phone: (215) 238-1046